CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
FUNDSTECH CORP

The undersigned, being the Chief Executive Officer and Secretary of FUNDSTECH CORP, a corporation existing under the laws of the State of Delaware, do hereby certify under the seal of the said corporation as follows:

1.   The name of the Corporation (hereinafter referred to as the "Corporation") is FundsTech Corp

2.   The certificate of incorporation of the Corporation is hereby amended by replacing Article First, in its entirety, with the following:

“FIRST:  The name of the Corporation is FNDS3000 Corp.”

3. This amendment shall be effective on March 28, 2008.

4.   The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Michael Dodak and David Fann, its Chief Executive Officer and Secretary, respectively, this 13th day of March 2008.

FUNDSTECH CORP

By:/s/David Fann Name: David Fann Title: President

By:/s/David Fann Name: David Fann Title: Secretary